                                                                       EXHIBIT C

                                                                  Conformed Copy

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                               ESCROW AGREEMENT


                            Dated  December 1, 1998


                                 by and among


                            TELENOR EAST INVEST AS,


                               as the Purchaser,


              OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS",


                                 as the Issuer


                                      and


                             DEN NORSKE BANK ASA,


                              as the Escrow Agent

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

     ESCROW AGREEMENT ("Agreement") dated December 1, 1998 by and among TELENOR
                        ---------
EAST INVEST AS, a corporation organized and existing under the laws of Norway (the "Purchaser"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open
      ---------
joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), and DEN NORSKE BANK ASA, a bank organized and
                 ------
existing under the laws of Norway, as escrow agent (the "Escrow Agent").
                                                         ------------

     WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the Primary Agreement dated as of December 1, 1998 between the Purchaser and the Issuer (as amended, supplemented or otherwise modified and in effect from time to time, the "Primary Agreement"), the Issuer has agreed to
                               -----------------
issue and the Purchaser has agreed to purchase 8,902,201 shares of the Issuer's common stock (the "Shares"), in each case, on the terms and subject to the
                   ------
conditions of the Primary Agreement; and

     WHEREAS, the Primary Agreement requires that, as a condition to the consummation of the transactions contemplated by the Primary Agreement, the Purchaser, the Issuer and the Escrow Agent shall have entered into this Agreement and the Purchaser shall have deposited the Escrow Amount (as defined herein) with the Escrow Agent;

     NOW, THEREFORE, the Purchaser, the Issuer and the Escrow Agent hereby agree as follows:

     1.  APPOINTMENT OF THE ESCROW AGENT; DEPOSIT OF ESCROW AMOUNT

     The Purchaser hereby appoints the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement, and the Issuer acknowledges and agrees to such appointment. The Escrow Agent acknowledges receipt of One Hundred Sixty-One Million Nine Hundred Thirty-One Thousand Thirty-Six U.S. Dollars (US $ 161,931,036) (the "Escrow Amount") from the Purchaser and has deposited or shall
                   -------------
immediately deposit such Escrow Amount in the Escrow Account (as defined in Section 2 hereof).

     2.  THE ESCROW FUNDS

     The Escrow Amount and all interest thereon (the Escrow Amount and all such interest being referred to herein, collectively, as the "Escrow Funds") shall be
                                                         ------------
held by the Escrow Agent in a separate account in the name of "Den norske Bank ASA, as Escrow Agent under the Escrow Agreement dated December 1, 1998", which account (the "Escrow Account") shall be maintained for the purpose, and on the terms and subject to the conditions, of this Agreement. The holder of the Escrow Account shall be the Escrow Agent, and neither the Purchaser nor the Issuer shall be the holder, or shall be deemed to be the holder, of the Escrow Account. Neither the Escrow Funds nor the Escrow Account shall be subject to any Lien or attachment by any creditor of any party hereto and the Escrow Funds and the Escrow Account shall be used solely for the purpose set forth in this Agreement. None of the amounts held in the Escrow Account shall be available to, and none of such amounts shall be used by, the Escrow Agent to set off any obligations of the Purchaser or the Issuer owing to the Escrow Agent in any capacity. The obligation of the Escrow Agent to release from the Escrow Account and pay to the Issuer in accordance with the terms of this Agreement any amounts constituting the Escrow Funds constitute an
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independent and separate obligation of the Escrow Agent, and the Escrow Agent shall under no circumstances whatsoever deduct from or otherwise offset against such amounts any amounts owed, or alleged to be owed, from the Issuer to the Purchaser or from the Issuer to the Escrow Agent under or in connection with this Agreement, the Primary Agreement or any other agreement, or any claim, obligation or other liability of any nature whatsoever incurred or alleged to have been incurred by the Issuer under or in connection with any such agreement or any other matter whatsoever.

     3.   INTEREST; TAXES

     The Escrow Amount shall bear interest at a rate of 4.25 % per annum, which rate shall be net all of taxes due or withheld with respect thereto (the Applicable Rate"), for the period from (and including) the date hereof to (but
----------------
excluding) the date on which this Agreement terminates in accordance with its terms. The Applicable Rate shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each. All such accrued interest shall be credited to the Escrow Account.

     4.   DETERMINATIONS; RELEASE OF ESCROW FUNDS

     (a)  (i)    If the Escrow Agent shall not have received a Certificate and
Instruction in the form of Annex A hereto, signed by the Issuer, by the close of business on February 15, 1999, then the Escrow Agent, on the third Business Day thereafter, shall pay to the Purchaser by wire transfer of immediately available funds to an account of the Purchaser's designation, the balance of the Escrow Account as at the date of such payment, and this Agreement (other than Sections 6, 7 and 8 hereof) shall terminate.

          (ii) If, on or before the close of business on February 15, 1999, the Escrow Agent shall have received a Certificate and Instruction in the form of Annex A hereto, signed by the Issuer, then the Escrow Agent, on the third Business Day thereafter, shall pay to the Purchaser by wire transfer of immediately available funds to an account designated by Purchaser the amount specified in such Certificate and Instruction, representing interest accrued on the Escrow Amount at the Applicable Rate from the date hereof until (but excluding) January 29, 1999.

     (b) If the Escrow Agent shall not have received a Joint Certificate and Instruction in the form of Annex B hereto, signed by the Purchaser and the Issuer, by the close of business on June 1, 1999, then the Escrow Agent, on the third Business Day thereafter, shall pay to the Purchaser by wire transfer of immediately available funds to an account of the Purchaser's designation, the balance of the Escrow Account as at the date of such payment, and this Agreement (other than Sections 6, 7 and 8 hereof) shall terminate.

     (c) If, on or before June 1, 1999, the Escrow Agent receives the Joint Certificate and Instruction described in Section 4(b) hereof, then the Escrow Agent, on or before the third Business Day thereafter (the "First Payment
                                                            -------------
Date"), shall pay to the Issuer from the Escrow Account by wire transfer of
----
immediately available funds in accordance with the wire transfer instructions set forth in Annex E hereto, a portion of the Escrow Funds in an amount equal to the product of (A) the number of Shares to be paid for on the First Payment Date (as set forth in Schedule I hereto), multiplied by (B) the purchase price per Share for the First Payment Date (as set forth in Schedule II hereto), provided that on the First Payment Date the Escrow Agent shall have confirmed in writing to the Issuer and the Purchaser by facsimile transmission that it has given irrevocable wire transfer instructions to effect the payments to

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be made from the Escrow Account on the First Payment Date and the Subsequent
Payment Date falling two Business Days after the First Payment Date.

     (d) On each Payment Date set forth on Schedule I hereto after the First Payment Date, (each a "Subsequent Payment Date"), provided the payments on the
                       -----------------------
First Payment Date have been made and without further instruction from the Purchaser or the Issuer, the Escrow Agent shall pay to the Issuer from the Escrow Account by wire transfer of immediately available funds in accordance with the wire instructions set forth in Annex E hereto, the product of (i) the number of Shares to be paid for on such Subsequent Payment Date (as set forth in
Schedule I hereto), multiplied by (ii) the purchase price per Share for such Subsequent Payment Date (as set forth in Schedule II hereto). Without prejudice to the right of the Purchaser to accelerate the payments for Shares unilaterally as provided in Section 4(e), the Issuer and the Purchaser may otherwise change any Subsequent Payment Date or the amount to be paid to the Issuer on any Subsequent Payment Date by a Joint Certificate in the form of Annex C hereto amending Schedule I hereto executed by the Issuer and the Purchaser and delivered to the Escrow Agent at least five Business Days prior to first Subsequent Payment Date to be changed; provided, however, that no such amendment
                                       --------  -------
will result in there being insufficient funds in the Escrow Account to make all required payments thereunder.

     (e) If at any time on or after the First Payment Date the Escrow Agent receives a Certificate and Instruction in the form of Annex D hereto signed by the Purchaser, then on the third Business Day thereafter, the Escrow Agent shall pay to the Issuer from the Escrow Account by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Annex E hereto a portion of the Escrow Funds in an amount equal to the amount set forth in such Certificate and Instruction; provided, however, that no such
                                               --------- --------
Certificate and Instruction shall accelerate any portion of an amount payable on a particular Subsequent Payment Date unless the entire amount payable on such Subsequent Payment Date is accelerated.

     5.   ISSUER'S WIRE TRANSFER INSTRUCTIONS

          The wire transfer instructions set forth in Annex E hereto in respect of payments to the Issuer under this Agreement may be modified from time to time by written notice to the Escrow Agent signed by the Issuer to an account in the name of the Issuer.

     6.   DUTIES AND OBLIGATIONS OF THE ESCROW AGENT

     The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

     (a) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

     (b) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or

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refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its recklessness, willful misconduct or breach of this Agreement;

     (c) the Escrow Agent may seek the advice of legal counsel selected with reasonable care to assist it in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

     (d) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in the Escrow Account until it shall be directed otherwise in writing jointly by the parties hereto or by a final, nonapplicable order of an arbitral tribunal; provided, however, in the event that the Escrow Agent has not received such written direction or order within thirty (30) calendar days after requesting the same, it shall have the right to interplead the Purchaser and the Issuer in any court of competent jurisdiction and request that such court determine its rights and duties hereunder; and

     (e) the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care, and nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than Norway and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

     7.   COOPERATION

     The Purchaser and the Issuer shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

     8.   FEES AND EXPENSES; INDEMNITY

     The Purchaser shall pay all of the fees of the Escrow Agent for its services hereunder as and when billed by the Escrow Agent; provided, however, that each of the Purchaser and the Issuer shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, one-half (1/2) of any loss, liability, cost or expense, including but not limited to reasonable attorneys' fees, reasonably incurred by the Escrow Agent in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided that notwithstanding the foregoing, neither the Purchaser nor the Issuer shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's recklessness, willful misconduct or breach of this Agreement.

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     9.   RESIGNATION AND REMOVAL OF THE ESCROW AGENT

     (a) The Escrow Agent may resign as such thirty (30) calendar days following the giving of prior written notice thereof to the Issuer and the Purchaser. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Issuer and the Purchaser and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in Section 9(c) hereof. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Funds to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Funds as such successor may reasonably request.

     (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in Section 9(c) hereof, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because the Issuer and the Purchaser are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement, provided that any such successor selected by the Escrow Agent shall be a bank of recognized international standing which is not affiliated with either the Purchaser or the Issuer.

     (c) Upon written acknowledgement by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 9 of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Funds, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in Section 6(b) hereof, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

     10.  NOTICES

     All notices, certificates, instructions and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or courier to the parties at the following addresses or facsimile numbers:

               If to the Purchaser, to:

               Telenor East Invest AS
               Keysers Gate 13
               N-0130 Oslo
               Norway

               Facsimile No.:  +47-22-779909

               Attn:  Henrik Torgersen

               with a copy to:

               Advokatene i Telenor
               Universitetsgaten 2
               N-0130 Oslo
               Norway

               Facsimile No.:  +47-22-114461

               Attn:  Kaare M. Risung

               If to the Issuer, to:

               OJSC "Vimpel-Communications"
               10-12 8th of March Street
               Moscow 125083, Russia

               Facsimile No.: +7095-755-3682

               Attn:  Dr. D. B. Zimin, President

               with a copy to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               7 Gasheka Street, Ducat Place II
               Moscow 123056, Russia

               Facsimile No.: +7095-974-2412

               Attn:  Melissa J. Schwartz

               If to the Escrow Agent, to:

               Den norske Bank ASA
               Stranden 21
               0250 Oslo
               Norway

               Facsimile No.: +4722-48-28-99

               Attn: Espen Gjerstrom


All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 10, be deemed given upon printed electronic confirmation of receipt, and (c) if delivered by courier in the manner described above to the address provided in this Section 10, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     11.  AMENDMENTS, ETC.

     This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of the Purchaser and the Issuer and, except as otherwise expressly set forth herein, the Escrow Agent. No waiver by any party of any term or condition contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     12.  GOVERNING LAW; SUBMISSION TO JURISDICTION; ARBITRATION

     (a) This Agreement (and any dispute, controversy or claim arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, English law, without giving effect to the principles of private international law thereof which would result in the application of a different law.

     (b) Except as permitted by Section 6(d) hereof, any dispute, controversy or claim arising out of or relating to this Agreement (including, without limitation, any such dispute, controversy or claim relating to any breach, alleged breach, termination, invalidity or alleged invalidity hereof) shall be settled by arbitration, to the exclusion of all other proceedings, in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be three
(3) arbitrators. The Purchaser shall appoint one arbitrator, the Issuer shall appoint one arbitrator and the Escrow Agent shall appoint the third arbitrator. The seat of the arbitration shall be Stockholm Sweden, and the English language shall be used throughout the arbitral proceeding. Each party shall bear its own costs of arbitration, including attorneys' fees.

     13.  Business Day

     For all purposes of this Agreement, the term "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks located in Oslo, Norway, or New York, New York, United States of America, or Moscow, Russia are authorized or obligated to close.

     14.  MISCELLANEOUS

     This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

                                    TELENOR EAST INVEST AS

                                    By /s/ Henrik Torgersen
                                      -----------------------------------
                                     Name: Henrik Torgersen
                                     Title: Attorney-in-Fact


                                    OPEN JOINT STOCK COMPANY "VIMPEL-
                                    COMMUNICATIONS"

                                    By /s/ Dr. Dmitri Borisovich Zimin
                                      -----------------------------------
                                      Name: Dr. Dmitri Borisovich Zimin
                                      Title: President and Chief Executive
                                             Officer


                                    By /s/ Vladimir M. Bychenkov
                                      -----------------------------------
                                      Name: Vladimir Bychenkov
                                      Title: Chief Accountant


                                    DEN NORSKE BANK ASA,

                                     as the Escrow Agent

                                    By /s/ Arild Fredriksen
                                      -----------------------------------
                                      Name: Arild Fredriksen
                                      Title: General Manager

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